Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES MARCH CASH DISTRIBUTION

DALLAS, Texas, March 19, 2019 – Simmons Bank, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.025642 per unit, payable on April 12, 2019, to unit holders of record on March 29, 2019.

This month’s distribution decreased from the previous month due primarily to a decrease of oil production and gas production. Gas pricing decreased, also contributing to the decrease. Capital Expenditures rose to reflect current activity on the Waddell Ranch Properties. These expenditures compared to the previous month, which in turn, through the allocation of the Trust’s production from the underlying properties, resulted in a decrease in both oil and gas production allocated to the Trust’s interest for the Waddell Ranch properties. The Texas Royalty Properties saw an increase in the production of oil, offset by a decrease in gas production in addition to a decrease in the pricing of oil and gas for the month.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 48,987 barrels of oil and 320,536 Mcf of gas. The production for the Trust’s allocated portion of the Waddell Ranch was 6,127 barrels of oil and 45,879 Mcf of gas. The average price for oil was $41.62 per bbl and for gas was $2.57 per Mcf. This would primarily reflect production and pricing for the month of January for oil and the month of December for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $2,863,618. Deducted from these would be the Lease Operating Expense (LOE) of $1,779,153, taxes of $202,720 and Capital Expenditures (CAPEX) of $402,537 totaling $2,384,410 resulting in a Net Profit of $479,208 for the month of February. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in a net contribution by the Waddell Ranch Properties of $359,405 to this month’s distribution.

ConocoPhillips has advised the Trust of the 2019 budget for the Waddell Ranch reflecting 2 new drill wells into the Wolfcamp formation at an estimated $2.5 million (gross ($1.2 million net to the Trust), (including $1.7 million, gross, $.8 million net to the trust, of 2018 carryover budget), anticipated to be completed in early 2019. Also, base well work of $1.6 million (gross), ($0.7 million net to the trust) and facilities work of $4.2 million (gross), ($1.8 million net to the Trust) bringing a total of $6.6 million (gross), ($2.97 million to the trust) of drilling and projects for 2019. There are no recompletions planned for the year of 2019.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	48,987	320,536	6,127	45,879	*	$41.62	$2.57	**
Texas Royalties	24,257	23,949	20,498	20,264	*	$42.07	$4.56	**

Prior Month
Waddell Ranch	48,625	332,340	6,688	49,635	*	$41.21	$3.53	**
Texas Royalties	21,232	24,374	20,170	23,155	*	$43.02	$4.86	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 24,257 barrels of oil and 23,949 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 20,498 barrels of oil and 20,264 of gas. The average price for oil was $42.07 per bbl and for gas was $4.56 per Mcf. This would primarily reflect production and pricing for the month of January for oil and the month of December for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,129,913. Deducted from these were taxes of $162,721 resulting in a Net Profit of $967,192 for the month of February. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $918,833 to this month’s distribution.

General and Administrative Expenses deducted for the month were $84,864 resulting in a distribution of $1,195,165 to 46,608,796 units outstanding, or $0.025642 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

The 2018 tax information packets were mailed directly to unitholders during the week of March 4th. A copy of Permian’s 2018 tax information booklet is available on Permian’s website. In addition to the tax booklet the Permian website also offers two simple calculators for computing the income and expense amounts and the cost depletion.

Permian’s cash distribution history, current and prior year financial reports, including a summary of reserves as of 1/1/2018, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on its website at http://www.pbt-permian.com/.

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Contact:    Ron Hooper, Senior Vice President, Simmons Bank, Trustee, Toll Free – 1.855.588.7839